Orion Reports Improvement in Gross Margin and Profitability in Q2 2026;

Reiterates FY 2026 Outlook

Manitowoc, WI – November 5, 2025 – Orion Energy Systems, Inc. (NASDAQ: OESX) (Orion Lighting), a provider of energy-efficient LED lighting, electric vehicle (EV) charging stations and maintenance services solutions, today reported results for its fiscal 2026 second quarter (Q2’26) ended September 30, 2025. Orion is scheduled to discuss these results in an investor call today at 10:00 a.m. ET (details below).

Q2 Financial Performance

Q2 Financial Summary				Prior Three Quarters
$ in millions except per share figures	Q2’26	Q2’25	Change	Q1'26	Q4’25	Q3'25
LED Lighting Revenue	$10.7	$10.8	-2%	$12.9	$10.9	$13.2
EV Charging Revenue	$4.8	$4.7	1%	$2.7	$5.8	$2.4
Maintenance Revenue	$4.5	$3.8	18%	$4.0	$4.1	$3.9
Total Revenue	$19.9	$19.4	+$0.6	$19.6	$20.9	$19.6
Gross Profit	$6.2	$4.5	+$1.7	$5.9	$5.7	$5.8
Gross Profit %	31.0%	23.1%	+790 bps	30.1%	27.5%	29.4%
Net Loss (1)(2)	$(0.6)	$(3.6)	+$3.0	$(1.2)	$(2.9)	$(1.5)
Net Loss per share (1)(2)	$(0.17)	$(1.10)	+$0.94	$(0.40)	$(0.90)	$(0.50)
Adjusted EBITDA (3)	$0.5	$(1.4)	+$1.8	$0.2	$0.2	$0.0
(1)
Voltrek earnout expenses were $0.3M in Q1'25, $0.6M in Q2’25, $0.5M in Q3’25 and $0.5M in Q4’25 and $0.0M in Q1’26 and Q2'26.
(2)
Q1’25 and Q2’25 also included $0.4M and $0.3M, respectively, of maintenance division restructuring costs. Q1’26 had $0.6M of executive sign-on bonus and severance expenses.

(3) Adjusted EBITDA reconciliation provided below.

Q2 Financial Highlights

Orion’s Q2’26 revenue was $19.9M vs. $19.4M in Q2’25 and $19.6 in Q1’26. Orion’s maintenance services segment achieved significant growth despite allowing the lapse of unprofitable contracts earlier in FY’25.

Q2’26 gross profit margin grew 790 basis points to 31.0% vs. 23.1% in Q2’25 driven by changes in mix in both the EV and Maintenance segments.

Net loss improved $3.0M to $(0.6)M in Q2’26 compared to $(3.6)M in Q2’25.

The Company achieved Q2’26 adjusted EBITDA of $0.5M — marking its fourth consecutive quarter of positive adjusted EBITDA — compared to an adjusted EBITDA loss of $(1.4)M in Q2’25.

Orion reiterated its FY 2026 outlook for revenue growth from FY 2025 of approximately 5% to $84M, the achievement of which should position it to approach or achieve positive adjusted EBITDA for the full fiscal year.

Commentary from CEO Sally Washlow

I am extremely pleased to report earnings for my first full quarter as CEO of Orion.

Q2 featured solid accomplishments in our three business lines, as well as positive guideposts for the rest of the fiscal year.

— In Lighting, we continued our solid performance in Q2, typified by significant new business wins — exemplified by $11 million in public sector lighting and up to $7 million in LED lighting for facilities belonging to some of the biggest names in the automotive industry. And we see macro tailwinds in this business, illustrated by a recent Dodge Momentum Index report that commercial, industrial and public-sector construction planning is 33% ahead of year-ago levels.

— In EV Charging, we saw a welcome bounce-back from the uncertainty that the entire EV sector experienced in the first few months of the year. A particular Q2 highlight was booking $8.5 million in EV charging work in Massachusetts. We also saw a confidence-boosting federal clarification reassuring the availability of $5 billion in government EV-charging funds, with new standards mirroring those Orion already has in place.

— In Maintenance, these and other engagements feature ongoing managed services that ramp recurring revenue and assure a close, continuous and expanding relationship with our enterprise customers.

In Operations, prudent management in Q2 resulted yet again in increasing gross margin percentage — Q2’s 31% represents a one-third YOY jump —and the fourth straight quarter of positive adjusted EBITDA.

Now, as we pass the mid-point of our fiscal year, we see a second half of steeper growth in both revenue and profitability, and we reiterate our full-fiscal-year expectation of 5% revenue growth — to $84 million — coming in at or near positive adjusted EBITDA.

“As we look to the next six months and beyond, we see continuing growth, increasing profitability and expanding opportunity for Orion,” said Ms. Washlow.

Q2 2026 Business Highlights

“The hard work, focused execution and financial discipline of recent months is continuing to show results for Orion,” Ms. Washlow said. “As our Q2 earnings report shows, we are recording measurable progress in cost containment and, especially, profitability. And we anticipate top line growth in the back half of the year, as indicated by the numerous wins we have highlighted throughout the quarter.”

— An LED lighting, electrical infrastructure and EV charging engagement representing revenue of up to $11 million for a longtime government agency customer. The projects, which were secured through a Super energy service company (Super ESCO) partner, are expected to be completed over the next several fiscal quarters. Orion expects additional work for this customer, which is in the midst of a multi-year initiative to modernize its distribution facilities and refurbish its parking lots throughout the U.S.

— Two announcements representing a combined $8.5 million in revenue that illustrate Orion/Voltrek’s centrality to the deployment of EV charging stations and related infrastructure throughout Massachusetts: 1) The installation of 90 EV charging stations and related infrastructure in the Boston Public School system as part of multiple contracts valued at $6.5 million. 2) The installation of four High Power DC EV chargers and related infrastructure at two sites for the Massachusetts Department of Transportation as part of a contract valued at $2 million. Orion/Voltrek is involved in dozens of installations for Boston Public Schools, which has plans to electrify 100% of the district’s 750 school buses in the largest school-bus electrification initiative in the Northeastern United States. The Company is also critical to MassDOT’s five-year plan to deploy EV chargers throughout the Commonwealth.

— LED lighting engagements representing revenue of up to $7M in FY 2026 from long-time automotive industry customers in North America. Deployments and upgrades of LED Lighting and Electrical Infrastructure, along with ongoing managed services, have begun in several manufacturing and distribution facilities in North America. The facilities are owned primarily by three major automotive industry customers, including two global leaders that are among the most prominent automakers in North America. The engagements are part of an ongoing updating of the LED lighting and electrical infrastructure of manufacturing and distribution facilities operated by all three customers. The contracts illustrate Orion’s long-term incumbency as a key lighting and electrical contracting provider to the top tier of North America’s automakers.

— The expansion of Orion’s Voltrek EV Charging field sales and service presence to the Southeastern United States. Orion/Voltrek division is establishing a Jacksonville, FL., office, headed by William B. Rigsby, Director of Inside Sales and Customer Service. Orion/Voltrek’s arrival in the Southeast expands the division into its third region in the nation. The expansion builds on the Orion Energy Systems 12-year presence in Jacksonville.

— Orion commented in a public announcement that it supported new federal guidance directing $5 billion in public funds to EV charging locations that best provide dependable charging infrastructure. The company observed that the government directive effectively prescribes quality standards that Orion/Voltrek have already put in place for its public and private enterprise customers.

Financial Results

Orion’s Q2’26 revenue was $19.9M vs. $19.4M in Q2’25, while Q2’26 gross profit margin increased 790 basis points to 31.0% vs. 23.1% in Q2’25. Net loss was $(0.6)M in Q2’26 compared to $(3.6)M. The Company achieved Q2’26 adjusted EBITDA of 2.1% — marking its fourth consecutive quarter of positive adjusted EBITDA — compared to an adjusted EBITDA loss of -12.4% in Q2’25.

Orion reported Q2’26 revenue of $19.9M compared to $19.4M in Q2’25, based on the following segment performance:

•
LED lighting revenue decreased approximately $0.2M compared to $10.8 M in Q2’25, reflecting increases in turnkey and distribution activity offset by lower sales activity in the ESCO business. Orion’s expanded project pipeline as well as efforts to drive growth in its distribution business are expected to contribute to higher FY’26 LED lighting revenue compared to FY’25.
•
Maintenance services revenue increased $0.7M to $4.5M in Q2’26 from $3.8M in Q2’25, reflecting the benefit of new customer contracts as well as the expansion of certain existing customer relationships.
•
EV charging solutions revenue was $4.8M, which was relatively flat to Q2’25. Given current uncertainty around the near-term scope, pace, and funding availability for EV charging projects, Orion currently expects segment revenues to be relatively flat to slightly lower in FY’26 vs. FY’25.

Orion’s Q2’26 gross profit percentage increased 790 basis points versus 23.1% in Q2’25 primarily due to product and project mix and cost improvements across all three segments.

Total operating expenses declined to $6.4M in Q2’26 from $7.7 M in Q2’25, reflecting ongoing efforts to reduce infrastructure and personnel expenses. Q2’26 included $0.1M of expenses related to the reverse stock split which was executed in August, 2025.

Primarily reflecting stronger gross margin and lower operating expenses, Orion’s Q2’26 net loss improved to ($0.6M), or ($0.17) per share, versus a net loss of ($3.6M), or ($1.10) per share, in Q2’25. Orion’s adjusted EBITDA improved significantly to $0.5M in Q2’26 compared to ($1.4M) in Q2’25, reflecting the benefit of the company’s financial discipline.

Balance Sheet and Cash Flow

Orion has generated $1.3M of cash from operating activities in the first six months of FY’26 vs. a $2.5M use in FY’25, principally due to significantly improved bottom line results in the current year. Orion has also paid down $1.25M on its revolving credit facility in FY26, bringing outstanding borrowings under the facility to $5.75M as of September 30, 2025. Orion is currently in arbitration over the final amount owed for the Voltrek earnout.

Webcast and Call Details

Date / Time: Wednesday, November 5th at 10:00 a.m. ET

Live Call Registration: https://register-conf.media-server.com/register/BIf55f14b2f5d347849b3dd77f81889bbf

Live call participants must pre-register using the URL above to receive the dial-in information. Anyone can re-register if they lose the dial-in or PIN #.

Webcast & Replay: https://edge.media-server.com/mmc/p/pw8riaez

About Orion Energy Systems

Orion provides energy efficiency and clean tech solutions, including LED lighting and controls, electrical vehicle (EV) charging solutions, and maintenance services. Orion specializes in turnkey design-through-installation solutions for large national customers as well as projects through ESCO and distribution partners, with a commitment to helping customers achieve their business and environmental goals with healthy, safe, and sustainable solutions that reduce their carbon footprint and enhance business performance.

Orion is committed to operating responsibly throughout all areas of our organization. Learn more about our sustainability and governance priorities, goals and progress here, or visit our website at www.orionlighting.com.

Non-GAAP Measures

In addition to the GAAP results included in this presentation, Orion has also included the non-GAAP measures, EBITDA (earnings before interest, taxes, depreciation and amortization), and Adjusted EBITDA (EBITDA adjusted for stock-based compensation, acquisition related costs, deferred financing costs, restructuring and severance costs, asset impairment and, earnout expenses). The Company has provided these non-GAAP measures to help investors better understand its core operating performance, enhance comparisons of core operating performance from period to period, and allow better comparisons of operating performance to its competitors. Among other things, management uses these non-GAAP measures to evaluate the performance of the business and believes these measurements enable it to make better period-to-period evaluations of the financial performance of core business operations. The non-GAAP measurements are intended only as a supplement to the comparable GAAP measurements and Orion compensates for the limitations inherent in the use of non-GAAP measurements by using GAAP measures in conjunction with the non-GAAP measurements. As a result, investors should consider these non-GAAP measurements in addition to, and not in substitution for or as superior to, measurements of financial performance prepared in accordance with generally accepted accounting principles.

Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measures, and this reconciliation is located under the heading “Unaudited EBITDA Reconciliation” following the Unaudited Condensed Consolidated Statements of Cash Flows included in this press release.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or words of similar import. Similarly, statements that describe our future outlook, plans, expectations, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) our existing liquidity and capital resources may not be sufficient to allow us to fund or sustain our working capital requirements or pay our contractual or debt obligations; (ii) our payment of our remaining Voltrek acquisition earnout obligations may involve either payments in cash or our issuance of our common stock, which could materially affect our liquidity and/or result in significant dilution to our shareholders; (iii) the amount of our remaining Voltrek acquisition earnout is subject to resolution by an independent accounting firm, and such finally determined earnout amount may exceed our current accrued liability for such earnout amount and could materially affect our liquidity; (iv) we may need to raise additional equity capital or subordinated or convertible debt to provide us with additional liquidity and capital resources to help fund our operations, pay our senior debt obligations and pay our remaining Voltrek earnout obligations; (v) over the past several years, we have incurred substantial net losses and negative cash flow, and if these trends continue, our liquidity and financial condition will be further materially adversely affected; (vi) we are experiencing ongoing increasing pressures to reduce the selling price of our lighting products and incur the related negative impact on our gross margins, driven largely by the ongoing increase in competition from foreign competitors; (vii) our previously effected reverse stock split may result in decreased trading volume and liquidity for our shares; (viii) our ability to achieve our budgeted fiscal 2026 revenue expectations, and related public fiscal 2026 revenue guidance, will have a significant impact on our cash flow and stock price and ability to fund our operations and satisfy our debt obligations; (ix) government tariffs and other actions have adversely affected, and may continue to adversely affect, our business, resulting in increased costs and reduced gross margins; (x) the reduction or elimination of incentives from the United States government for investments in electric vehicle (“EV”) charging infrastructure may reduce demand for public EV charging products, in addition to reducing overall demand for EVs; (xi) we do not have major sources of recurring revenue, and we depend upon a limited number of customers in any given period to generate a substantial portion of our revenue. The reduction of revenue from our most significant customer over the past several fiscal years has had, and the potential future loss of other significant customers or a major customer would likely have, a materially adverse effect on our results of operations, financial condition and cash flows; (xii) the reduction or elimination of investments in, or incentives to adopt, light emitting diode (“LED”) lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies, including due to federal funding restrictions in the United States, could cause the demand for our lighting products to slow; (xiii) we are currently implementing a new ERP system, which will involve substantial cost and potential disruption to our normal operations, and our inability to successfully manage the implementation of our new ERP system could adversely affect our ability to operate our business and otherwise negatively affect our financial reporting and the effectiveness of our internal control over financial reporting; (xiv) a substantial portion of our revenues is derived from major project-based retrofit work that is awarded through a competitive bid process. It is generally difficult to predict the timing of projects that will be awarded, which can impact our ability to achieve our expected financial results; (xv) our continued emphasis on indirect distribution channels to sell our products and services to supplement our direct distribution channels has had limited success to date; (xvi) goodwill and other intangibles acquired through acquisitions could be impacted by our continued net losses and low levels of liquidity, thus resulting in a potential valuation impairment; (xvii) our products use components and raw materials that may be subject to price fluctuations, shortages or interruptions of supply, particularly resulting from tariffs and other trade restrictions; (xviii) we increasingly rely on third-party manufacturers for the manufacture and development of our products and product components; (xix) we are subject to the risk of a cybersecurity breach; (xx) macroeconomic pressures in the markets in which we operate may adversely affect our financial results; (xxi) adverse conditions in the global economy have negatively impacted, and could in the future negatively impact, our customers, suppliers and business; (xxii) the success of our LED lighting retrofit solutions depends, in part, on our ability to claim market share away from our competitors; and (xxiii) the other risks described in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://investor.oriones.com in the Investor Relations section of our website.

Engage with Us

X: @OrionLighting and @OrionLightingIR

StockTwits: @OESX_IR

Investor Relations Contacts
Per Brodin, CFO	Robert Ferri
Orion Energy Systems, Inc.	Robert Ferri Partners
pbrodin@oesx.com	(415) 575-1589 or ir@oesx.com

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
Product revenue	$12,813	$12,367	$26,325	$25,134
Service revenue	7,106	6,994	13,169	14,133
Total revenue	19,919	19,361	39,494	39,267
Cost of product revenue	8,777	8,888	17,599	17,429
Cost of service revenue	4,965	6,001	9,817	13,067
Total cost of revenue	13,742	14,889	27,416	30,496
Gross profit	6,177	4,472	12,078	8,771
Operating expenses:
General and administrative	3,812	4,568	8,102	9,098
Sales and marketing	2,376	2,848	4,792	5,785
Research and development	231	328	439	592
Total operating expenses	6,419	7,744	13,333	15,475
Loss from operations	(242)	(3,272)	(1,255)	(6,704)
Other income (expense):
Interest expense	(280)	(283)	(449)	(545)
Amortization of debt issue costs	(50)	(48)	(101)	(106)
Royalty income	1	1	3	16
Total other expense	(329)	(330)	(547)	(635)
Loss before income tax	(571)	(3,602)	(1,802)	(7,339)
Income tax expense	10	23	23	44
Net loss	$(581)	$(3,625)	$(1,825)	$(7,383)
Basic net loss per share	$(0.17)	$(1.10)	$(0.53)	$(2.26)
Weighted-average common shares outstanding	3,498,786	3,282,548	3,415,612	3,271,863
Diluted net loss per share	$(0.17)	$(1.10)	$(0.53)	$(2.26)
Weighted-average common shares and share equivalents outstanding	3,498,786	3,282,548	3,415,612	3,271,863

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30, 2025	March 31, 2025
Assets
Cash and cash equivalents	$5,155	$5,972
Accounts receivable, net	11,514	12,845
Revenue earned but not billed	3,768	3,350
Inventories, net	10,425	11,392
Prepaid expenses and other current assets	1,144	1,939
Total current assets	32,006	35,498
Property and equipment, net	7,824	8,026
Goodwill	1,484	1,484
Other intangible assets, net	2,895	3,379
Other long-term assets	3,693	4,076
Total assets	$47,902	$52,463
Liabilities and Shareholders’ Equity
Accounts payable	$13,544	$13,272
Accrued expenses and other	9,415	12,728
Deferred revenue, current	338	491
Current maturities of long-term debt	653	353
Total current liabilities	23,950	26,844
Revolving credit facility	5,750	7,000
Long-term debt, less current maturities	3,500	2,971
Deferred revenue, long-term	300	337
Other long-term liabilities	3,020	3,427
Total liabilities	36,520	40,579
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value: Shares authorized: 30,000,000 at September 30, 2025 and March 31, 2025; no shares issued and outstanding at September 30, 2025 and March 31, 2025	—	—
Common stock, no par value: Shares authorized: 20,000,000 at September 30, 2025 and March 31, 2025; shares issued: 4,314,551 at September 30, 2025 and 4,247,023 at March 31, 2025; shares outstanding: 3,530,870 at September 30, 2025 and 3,298,389 at March 31, 2025	—	—
Additional paid-in capital	163,348	163,025
Treasury stock, common shares: 783,681 at September 30, 2025 and 948,634 at March 31, 2025	(35,248)	(36,248)
Accumulated deficit	(116,718)	(114,893)
Total shareholders’ equity	11,382	11,884
Total liabilities and shareholders’ equity	$47,902	$52,463

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended September 30,
	2025	2024
Operating activities
Net loss	$(1,825)	$(7,383)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	508	681
Amortization of intangible assets	486	495
Stock-based compensation	323	642
Amortization of debt issue costs	101	106
Gain on sale of property and equipment	—	91
Provision for inventory reserves	185	86
Provision for credit losses	30	55
Other	—	195
Changes in operating assets and liabilities:
Accounts receivable	1,301	2,259
Revenue earned but not billed	(418)	(1,379)
Inventories	782	2,936
Prepaid expenses and other assets	1,077	1,431
Accounts payable	275	(3,900)
Accrued expenses and other	(1,330)	1,158
Deferred revenue, current and long-term	(191)	63
Net cash provided by (used in) operating activities	1,304	(2,464)
Investing activities
Purchases of property and equipment	(310)	(29)
Additions to patents and licenses	(2)	(5)
Proceeds from sale of property, plant and equipment	—	189
Net cash (used in) provided by investing activities	(312)	155
Financing activities
Payment of debt	(176)	(3)
Proceeds from debt	—	3,525
Proceeds from revolving credit facility	1,250	—
Payments of revolving credit facility	(2,500)	(1,000)
Costs incurred related to issuance of subordinated debt	(383)	—
Proceeds from employee equity exercises	—	1
Net cash (used in) provided by financing activities	(1,809)	2,523
Net (decrease) increase in cash and cash equivalents	(817)	214
Cash and cash equivalents at beginning of period	5,972	5,155
Cash and cash equivalents at end of period	$5,155	$5,369
Supplemental cash flow information:
Cash paid for interest	$414	$515
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock to Final Frontier, LLC as partial payment of earnout obligation	$1,000	$—
Issuance of subordinated debt for earnout obligation	$1,388	$—

ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES

UNAUDITED EBITDA RECONCILIATION

(in thousands)

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net income (loss)	$(581)	$(1,244)	$(2,912)	$(1,508)	$(3,625)
Interest	280	169	220	254	283
Taxes	10	13	(1)	1	23
Depreciation	263	244	385	278	333
Amortization of intangible assets	247	240	315	259	247
Amortization of debt issue costs	50	51	51	49	48
EBITDA	269	(527)	(1,942)	(667)	(2,691)
Stock-based compensation	157	166	335	180	348
Deferred cost write-off for ATM	—	—	385	—	—
Sign-on bonus	—	500	—	—	—
Restructuring costs	—	—	—	20	163
Severance	25	66	948	20	158
Impairment on assets	—	—	20	—	—
Earnout expenses	—	—	480	479	630
Adjusted EBITDA	451	205	226	32	(1,392)